UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/07/2006

CV THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21643

Delaware	43-1570294
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3172 Porter Drive, Palo Alto, CA 94304
(Address of principal executive offices, including zip code)

650-384-8500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

    On June 7, 2006, CV Therapeutics, Inc. and PTC Therapeutics, Inc. ("PTC") entered into a Collaboration and License Agreement (the "Agreement") for the development of orally bioavailable small-molecule compounds identified through the application of PTC's proprietary GEMS (Gene Expression Modulation by Small Molecules) technology. Under the Agreement, PTC and CV Therapeutics will collaborate on five jointly selected therapeutic targets, including targets with the potential to raise HDL (high density lipoprotein) cholesterol levels, and on the discovery of potential clinical candidate small-molecule compounds that act upon such targets. With respect to any targets that CV Therapeutics and PTC agree to pursue under the Agreement, on a target-by-target basis, CV Therapeutics has the exclusive option to enter into one or more worldwide, exclusive licenses, with the right to grant sublicenses, to all know-how and patent rights relating to compounds arising from the collaboration that exhibit a pre-determined minimum activity level. Under any such exclusive licenses taken by CV Therapeutics, CV Therapeutics has the right to develop, make, have made, use and sell licensed products for any pharmaceutical uses and indications, and will be obligated to pay PTC royalties on worldwide net product sales of any such licensed products, as well as payments on achievement of specified milestones.

    CV Therapeutics will make an initial payment to PTC of $10.0 million. The initial payment consists of a cash upfront non-refundable payment of $2.0 million and two loans for an aggregate of $8.0 million. Each loan is in the principal amount of $4.0 million, bears interest at an annual rate of 4.85%, compounded annually, and matures on the 28-month anniversary of its June 7, 2006 issue date. One of the loans may be forgiven over the course of the research term: on each of the 14-month and 28-month anniversary of the loan's issue date, $2.0 million in aggregate principal amount, together with all accrued but unpaid interest to that anniversary date, will be forgiven, so long as the Agreement remains in effect on that anniversary date. The other loan is convertible into PTC equity if PTC completes an initial public offering or a qualified private placement prior to the loan's maturity. If CV Therapeutics licenses and commercializes a product based on all five selected targets during the term of the Agreement, PTC could earn milestone payments of up to an aggregate $335.0 million if specified development, regulatory and commercial goals set forth in the Agreement are achieved over the life cycle of each such product. PTC retains the option to co-fund further research and development on any targets licensed by CVT in return for increased royalties or co-promotion rights. In addition, PTC may develop and commercialize compounds that are active against any target that is not licensed by CVT, and PTC may be obligated to pay CVT royalties on worldwide net sales of any such PTC products.

    CV Therapeutics and PTC will share certain target development costs and will jointly own certain intellectual property that may be developed by the parties during the term of the Agreement. During the term of the Agreement, and subject to certain exceptions or unless specifically agreed otherwise, neither CV Therapeutics nor PTC is permitted, outside the collaboration, to conduct any research program or discovery effort having as its primary goal the discovery or development of compounds directed to a target that the parties are pursuing under the Agreement.

    Unless terminated earlier, the Agreement has a collaboration term of 42 months and may be extended for two additional one-year terms by written agreement of the parties, and any exclusive license(s) (if any) taken by CVT will continue on a country-by-country and licensed product-by-licensed product basis until there are no remaining royalty payment obligations in the given country with respect to the given licensed product. CVT may terminate the Agreement for convenience on sixty (60) days' prior notice to PTC at any time after expiration of the collaboration term. In addition, either party may terminate the Agreement in the event of any uncured material breach by the other party or in the event of the other party's bankruptcy or insolvency.

    A copy of the press release dated June 12, 2006 relating to the Agreement is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.
        99.1        Press Release dated June 12, 2006.

*****

Forward-Looking Statements. This report includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future clinical or product development, financial performance, regulatory review of our products or product candidates, or commercialization efforts. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes" "estimates," "predicts," "potential" or "continue" or the negative of those terms and other comparable terminology. These statements reflect only management's current expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this report are set forth under the heading "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as may be updated from time to time by our future filings under the Exchange Act. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CV THERAPEUTICS, INC.

Date: June 13, 2006	By:	/s/ TRICIA BORGA SUVARI
Tricia Borga Suvari
Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated June 12, 2006.